UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2024

KKR Infrastructure Conglomerate LLC
(Exact name of registrant as specified in its charter)

Delaware	000-56484	92-0477563
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Hudson Yards, New York, NY	10001
(Address of principal executive offices)	(Zip Code)

(212) 750-8300
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 3, 2024 (the “Effective Date”), certain indirect subsidiaries (collectively, the “Borrowers”) of KKR Infrastructure Conglomerate LLC (the “Company”) entered into a revolving credit agreement (the “Agreement”) with Mizuho Bank, Ltd., as joint lead arranger, administrative agent, and collateral agent, KKR Capital Markets LLC, an indirect subsidiary of KKR & Co. Inc. and affiliate of the Company, as joint lead arranger, and the lenders party thereto.

Under the Agreement, the lenders have agreed to make credit available to the Borrowers in an aggregate initial principal amount of up to $150 million as of the Effective Date, with an uncommitted accordion feature that would allow the Borrowers to increase the commitment to up to $1.0 billion in the aggregate.  The Agreement will mature on April 2, 2027, unless there is an earlier termination or an acceleration following an event of default.

Advances under the Agreement denominated in U.S. dollars will bear interest, at the relevant Borrower’s option, at (i) a reference rate plus a spread of 2.25% or (ii) daily or term Secured Overnight Financing Rate (SOFR) plus a spread of 3.25%.  Advances under the Agreement denominated in currencies other than U.S. dollars will bear interest at certain local rates consistent with market standards plus a spread of 3.25%.  Interest is due and payable in arrears quarterly for advances bearing interest at a daily rate (including the reference rate) and at the end of the applicable interest period in the case of advances bearing interest at a term rate.  The Borrowers are also obligated to pay other customary closing fees, arrangement fees, administration fees, unused fees, commitment fees and letter of credit fees for a credit facility of this size and type.  Obligations under the Agreement are non-recourse to the Company and other parts of KKR.

The Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including a requirement that the Borrowers maintain (i) a minimum asset coverage ratio of not less than 3.75:1.00 and (ii) a minimum liquidity coverage ratio of not less than 2.50:1.00.

The Borrowers’ obligations under the Agreement are secured by a pledge of certain accounts of the Borrowers.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1
Revolving Credit Agreement, dated as of April 3, 2024, among certain indirect subsidiaries of KKR Infrastructure Conglomerate LLC, as borrowers, Mizuho Bank, Ltd., as joint lead arranger, administrative agent, and collateral agent, KKR Capital Markets LLC, as joint lead arranger, and the lenders party thereto.

104	Cover Page Interactive Data File, formatted in Inline XBRL

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR INFRASTRUCTURE CONGLOMERATE LLC

	By:	/s/ Sung Bum Cho
		Name:	Sung Bum Cho
		Title:	General Counsel & Secretary

Date: April 8, 2024